                                  May 21, 2004

Brad Wheeless
Senior Vice President, Corporate Development
Clarke American

Dear Brad:

      This letter is to confirm the agreement between you and Clarke American
Checks, Inc. ("Clarke American" or "Company") regarding your salary continuation/separation benefits in connection with your employment as the
Senior Vice President/Corporate Development, commencing May 16, 2004.

      All employees of Clarke American, including you, are hired and employed at-will. During your employment, you will be subject to Clarke American's policies, rules and procedures in the same manner as other employees, except as expressly set forth in this letter. Nothing contained in this letter will affect your status as an at-will employee with Clarke American.

I.    Benefits Upon Termination of Employment "Without Cause"

      If your employment with Clarke American is terminated without "Cause" (as defined below), Clarke American will pay you twelve (12) months of "salary continuation" (as defined below) after you cease employment. For the purpose of this letter, "salary continuation" will consist of your annualized base salary on the date you cease employment. The salary continuation, less required payroll/withholding taxes and authorized deductions, will be paid to you in substantially equal bi-weekly payments, beginning thirty (30) days after you cease employment and the Separation Agreement (as defined below) between you and the Company becomes effective. You will also receive payment for twelve (12)
months of the company portion of premiums for Clarke American's welfare benefit plan (excluding further vacation and 401kplan accrual) in effect at the time of your termination, subject to the terms and provisions of such plans and the requirements of applicable law. Such continued participation will be concurrent to, but without limitation of, your rights under COBRA or other applicable laws.
The employee or ex-employee portion of the premium(s) for such coverage shall continue to be your responsibility. In the event that post-employment participation in any Clarke American welfare benefit plan is not permitted by the Company's standard employment policies applicable to Executives generally, or the terms or the plan or applicable law, then Clarke American would not be obligated to acquire or provide you with substitute benefits.

Brad Wheeless
May 20, 2004

      If your employment is terminated without Cause, Clarke American will also reimburse you for up to $10,000.00 of professional outplacement services provided by a mutually agreed company within 6 months after your employment termination date. "Professional outplacement services" shall not include any costs of relocating you, your family or personal belongings from San Antonio,
Texas to any other location.

      The salary continuation and benefits set out in this Section I shall not be reduced by your earnings from subsequent employment, self-employment and/or consulting following the termination of your employment without Cause.

      The salary continuation and benefits provided under this Section I shall be in lieu of any other compensation and/or benefits for which you may be eligible through any policy, plan or program of Clarke American including but not limited to those under Section II of this letter, with the exception of the following: 1) any earned and unused vacation plus all accrued vacation, and 2)
eligibility to exercise previously issued grants under the terms and provisions of the Novar Executive Share Option Scheme.

      Clarke American shall have no obligation to provide you the salary continuation or benefits under this Section I if your employment is terminated for "Cause." For the purposes of this letter, "Cause" shall mean any of the following circumstances: (a) your voluntary resignation from employment with
Clarke American; (b) your death and/or "permanent disability or incapacity" (as defined below); (c) your commission of any act of fraud, personal dishonesty, disloyalty or defalcation, or usurpation of a Company opportunity in the course of your employment; (d) your conviction, plea of guilty and/or nolo contendre, and/or the imposition of any form of deferred adjudication, probation and/or court-ordered community supervision program, for a felony or any crime involving dishonesty (felony or misdemeanor); (e) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company; (f)
your failure to perform the duties and responsibilities of your position in a timely and professional manner within twenty (20) days after receipt of a written warning regarding such non-performance; (g) your failure to comply with
Clarke American's written policies governing employees and/or your job duties within twenty (20) days after receipt of a written warning regarding such failure; or (h) your failure or refusal to comply with a reasonable order, policy or rule of Clarke American that is not inconsistent with this letter in a manner that constitutes material insubordination.

      For the purposes of this letter, "permanent disability or incapacity"
shall mean a substantial physical or mental impairment which prevents you from performing one or more of your job duties for a cumulative period of twenty-six
(26) work weeks within a "rolling" twelve (12) month period (counted backwards from the most recent date of absence). The determination regarding a "permanent disability or incapacity" shall be made by a qualified and licensed physician selected by Clarke American and reasonably acceptable to you. In no event, however, shall an inability to perform your job duties

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Brad Wheeless
May 20, 2004

attributable to the use and/or abuse of alcohol or drugs be deemed a "permanent disability or incapacity."

II.   Benefits Upon "Change in Control" of Clarke American Within Three (3)
      Years From Commencement of This Agreement

      In the event that at any time prior to May 16, 2007, there is a "change in control" of Clarke American (as defined below) and either: (i) your employment with Clarke American and/or a successor organization terminates due to a requested resignation and/or termination without "Cause" or (ii) you resign after the position of Senior Vice President/Corporate Development is
"substantially reclassified" by Clarke American and/or a successor organization, then Clarke American and/or the successor organization will pay and/or provide you the same salary continuation and benefits as provided under Section I of this letter (excluding the professional outplacement services benefit described in the second full paragraph of Section I). Your position shall be deemed
"substantially reclassified" if Clarke American and/or a successor organization either eliminates your position or substantially diminishes your duties and responsibilities without your consent. The salary continuation, less required payroll/withholding taxes and authorized deductions, will be paid to you in substantially equal bi-weekly payments, beginning thirty (30) days after you cease employment and the Separation Agreement between you and the Company becomes effective. The salary continuation and benefits provided under this
Section II shall be in lieu of any other compensation and/or benefits for which you may be eligible through any policy, plan or program of Clarke American including but not limited to those under Section I of this letter, with the exception of the following: 1) any earned and unused vacation plus all accrued vacation, and 2) eligibility to exercise previously issued grants under the terms and provisions of the Novar Executive Share Option Scheme. The salary continuation shall not be offset by your subsequent earnings from employment, self employment or consulting.

For the purposes of this letter, the term "change in control" of Clarke American shall mean (i) the sale of all or substantially all of the assets of Clarke
American; or (ii) the merger or consolidation of Clarke American into another company not related and/or affiliated with Novar where Clarke American is not the surviving and/or controlling entity; or (iii) the discontinuance of the on-going operations of Clarke American. The term "change in control" shall not include any reorganization, recapitalization, corporate name change or structural change of Clarke American, Novar, or any related, affiliated and/or subsidiary entities.

III.  Obligation for Employment Separation Agreement

      To receive the salary continuation and/or benefits set out in Sections I or II of this letter, you must cease employment under the qualifying circumstances of each section and sign a Separation Agreement in a form reasonably acceptable to you and Clarke

                                        3

Brad Wheeless
May 20, 2004

American. The Separation Agreement shall include (i) a full and complete release of Clarke American, all related, affiliated and successor organizations, and all of their officers, directors, agents and representatives; (ii) a mutual obligation to maintain the Separation Agreement in confidence, subject to disclosure by the Company as reasonably necessary to implement the terms of the
Separation Agreement, disclosure by you to your spouse, legal counsel, and accountant; and disclosure by either party in response to a subpoena, order or as otherwise required by law; (iii) a mutual obligation for non-disparagement;
(iv) an obligation for your future cooperation with the Company in response to investigations, administrative claims, or judicial proceedings (provided that the Company will pay your reasonable expenses and will pay you a reasonable hourly rate for your time after the time period encompassed by your salary continuation (maximum of two years and minimum of one year) has expired); (v) a certification that to the best of your knowledge, after reasonable investigation, you have returned to the Company on or before termination of employment all Company property and/or documents, materials and/or things generated during your employment with the Company; (vi) an obligation to promptly notify the Company in the event you are requested and/or subpoenaed to testify in any administrative and/or judicial proceeding concerning the Company and/or your employment with the Company; (vii) an obligation to reasonably cooperate with the Company and its legal counsel with respect to testimony in civil matters, and testimony in administrative and/or criminal matters in which your penal interests are not potentially affected; (viii) an obligation not to solicit or encourage any current and/or former employee of the Company to become adverse to and/or commence legal proceedings against the Company; and (ix) such other matters as Clarke American's counsel and your counsel reasonably agree are reasonable to be incorporated into an employee separation agreement with
Executive employees.

IV.   Arbitration of Disputes Regarding this Agreement

     Any dispute relating to the interpretation, performance and/or enforcement of this letter which cannot be resolved between you and Clarke American shall be submitted to binding and confidential arbitration in Bexar County, Texas. The arbitration shall be conducted pursuant to the Federal Arbitration Act ("Act")
under the national rules for the resolution of employment disputes of the
American Arbitration Association ("AAA"). The results of the arbitration shall be enforceable as set forth in the Act. The arbitration shall be conducted before a single arbitrator who is licensed to practice law in the State of Texas and who has represented both employers and executive employees in employment matters ("qualified arbitrator"). The arbitrator shall be selected by agreement of the parties within ten (10) days after a demand for arbitration. In the event the parties are unable to agree upon an arbitrator within such ten (10) day time period, either party pay request that AAA submit a proposed list of seven (7)
qualified arbitrators. The parties shall alternatively strike proposed qualified arbitrators from the AAA list (the party striking first to be determined by lot). The sole remaining qualified arbitrator shall conduct the arbitration as provided herein. The arbitration hearing shall be completed

                                        4

Brad Wheeless
May 20, 2004

within one hundred twenty (120) days after a written request for arbitration is made by either party. The qualified arbitrator shall submit a written ruling and award on the dispute within thirty (30) days after completion of the arbitration hearing. Clarke American shall bear seventy (70) percent and your shall bear thirty (30) percent of the arbitrator's fees and expenses and any administrative costs of the arbitration. Each party to the arbitration shall be solely responsible for his or its own costs and attorney's fees, if any, relating to the arbitration. The arbitrator may award costs and attorney's fees to the prevailing party in accordance with applicable law. The decision of the arbitrator on the dispute submitted to arbitration shall be final and binding upon the parties. Should either party wrongfully institute any administrative and/or court action against the other with respect to an arbitrable dispute by any method other than arbitration as provided in this letter, then the other party shall be entitled to recover from the initiating party all damages, costs, expense, and attorney's fees incurred as a result of such action.

V.    General Provisions

      Should any provision of this letter be found to be in violation of any federal, state or local statute or regulation or by other operation of law or judicial interpretation be deemed invalid, all other terms and conditions of this letter shall remain in full force and effect. Should any provision of this letter be found or deemed to be unlawful or invalid by the arbitrator or a court of competence jurisdiction, judicial reformation of this letter, or any provisions hereof, to the fullest extent allowed by applicable law, is acknowledged by the parties to be preferred and desired to preserve the intent and purposes of such provision of this letter.

      This letter is personal to you and may not be assigned by you. This letter shall inure to the benefit of, be enforceable by, and be binding upon you,
Clarke American, and its successors and assigns.

      As used in this letter "Clarke American" and "Company" shall mean both
Clarke American, as defined above and any successor that assumes and agrees to perform this letter.

      Your or Clarke American's failure to insist upon strict compliance with any provision of this letter, or to assert any right hereunder, shall not be deemed to be a waiver of such provision or right, or of any other provision and/or right under this letter.

      This letter sets our complete understanding and agreement relating to the terms outlined above. This letter supersedes all prior and contemporaneous discussions, agreements and representations, whether oral or written, between you and Clarke American relating to such agreements. This letter can only be amended by a written document signed by you and Clarke American.

                                        5

Brad Wheeless
May 20, 2004

      In order to confirm the understandings set forth in this letter, please sign the second copy of this letter where indicated below and return it to me.

                                          Sincerely,

                                          CLARKE AMERICAN CHECKS, INC.

                                          /s/ Charles L. Korbell, Jr.
                                          --------------------------------------
                                          Charles L. Korbell, Jr.
                                          President and Chief Executive Officer

Acknowledged and Agreed to
on this 11th day of June, 2004:

/s/ Brad Wheeless
--------------------------------
Brad Wheeless

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